November 2017

 Pricing Sheet dated November 22, 2017 relating to

Preliminary Pricing Supplement No. 14 dated November 20, 2017
Registration Statement Nos. 333-221595; 333-221595-01
Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Callable Fixed Income Securities due May 28, 2020

Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – NOVEMBER 22, 2017
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying indices:	Russell 2000® Index (the “RTY Index”), S&P 500® Index (the “SPX Index”) and EURO STOXX 50® Index (the “SX5E Index”)
Aggregate principal amount:	$3,285,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	November 22, 2017
Original issue date:	November 28, 2017 (3 business days after the pricing date)
Maturity date:	May 28, 2020
Optional early redemption:	Beginning on May 25, 2018, we will have the right to redeem the securities, at our discretion, in whole but not in part, on any quarterly redemption date for the redemption payment. If we decide to redeem the securities, we will give you notice at least 3 business days before the redemption date specified in the notice. No further payments will be made on the securities once they have been redeemed.
Quarterly coupon:	Unless the securities have been previously redeemed, a quarterly coupon at an annual rate of 7.30% (corresponding to approximately $18.25 per quarter per security) is paid on each coupon payment date.
Barrier level:

With respect to the RTY Index: 1,137.572, which is approximately 75% of the initial index value for such index

With respect to the SPX Index: 1,947.81, which is 75% of the initial index value for such index

With respect to the SX5E Index: 2,671.988, which is approximately 75% of the initial index value for such index
Payment at maturity:

If the securities have not been previously redeemed prior to maturity, the payment at maturity will be, in addition to the final quarterly coupon, as follows:

If the final index value of each underlying index is greater than or equal to its respective barrier level: the stated principal amount.

If the final index value of any underlying index is less than its respective barrier level: (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount of the securities and could be zero.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:	$978.70 per security. See “Investment Summary” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to us(3)
Per security	$1,000	$15(1)
		$5(2)	$980
Total	$3,285,000	$65,700	$3,219,300
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co LLC., a fixed sales commission of $15 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary pricing supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, and S&P Dow Jones Indices LLC makes no representation regarding the advisability of investing in the securities.

The “Russell 2000® Index” is a trademark of FTSE Russell. The securities are not sponsored, endorsed, sold or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the securities.

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited. The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Pricing Supplement No. 14 dated November 20, 2017

Prospectus Supplement dated November 16, 2017    Index Supplement dated November 16, 2017   Prospectus dated November 16, 2017

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Callable Fixed Income Securities due May 28, 2020
Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index
Principal at Risk Securities

Terms continued from previous page:
Redemption payment:	The redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the quarterly coupon for the related quarterly period.
Redemption dates:	May 25, 2018, August 28, 2018, November 28, 2018, February 27, 2019, May 28, 2019, August 28, 2019, November 27, 2019 and February 27, 2020; provided that if any such day is not a business day, the redemption payment will be made on the next succeeding business day and no adjustment will be made to any redemption payment made on that succeeding business day.
Initial index value:

With respect to the RTY Index:1,516.762, which is the index closing value of such index on the pricing date

With respect to the SPX Index: 2,597.08, which is the index closing value of such index on the pricing date

With respect to the SX5E Index:3,562.65, which is the index closing value of such index on the pricing date
Final index value:	With respect to each index, the respective index closing value on the final observation date
Worst performing underlying index:	The underlying index with the largest percentage decrease from the respective initial index value to the respective final index value
Index performance factor:	Final index value divided by the initial index value
Coupon payment dates:	February 27, 2018, May 25, 2018, August 28, 2018, November 28, 2018, February 27, 2019, May 28, 2019, August 28, 2019, November 27, 2019 and February 27, 2020 and the maturity date; provided that if any such day is not a business day, that quarterly coupon will be paid on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day.
Final observation date:	May 22, 2020, subject to postponement for non-index business days and certain market disruption events.
CUSIP / ISIN:	61768CUS4 / US61768CUS42
Listing:	The securities will not be listed on any securities exchange.

November 2017	Page 2